Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-239481, 333-195791, 333-140349, 333-229585, and 333-219489 each on Form S-8 of our reports dated February 28, 2022 relating to the financial statements and financial statement schedule of Altra Industrial Motion Corp. and the effectiveness of Altra Industrial Motion Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Altra Industrial Motion Corp. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 28, 2022